Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Fourth QUARTER 2019 RESULTS

•

Net income decreased to $1.6 million for the fourth quarter compared with net income of $2.1 million for the prior quarter and relatively unchanged when compared with the fourth quarter of 2018.  Net income increased to $6.8 million for the twelve months ended December 31, 2019 compared with $6.1 million for the twelve months ended December 31, 2018;

•

Net interest income remained relatively flat at $6.2 million for the fourth quarter when compared with the prior quarter and increased from $6.1 million for the fourth quarter of 2018.  Net interest income increased to $24.7 million for the twelve months ended December 31, 2019 compared with $23.5 million for the twelve months ended December 31, 2018;

•

Net interest margin decreased to 3.65% for the fourth quarter compared with 3.73% for the prior quarter and decreased compared with 3.79% for the fourth quarter of 2018.  Net interest margin decreased to 3.74% for the twelve months ended December 31, 2019 compared with 3.81% for the twelve months ended December 31, 2018;

•	Net loans increased $5.2 million for the fourth quarter compared with the prior quarter and remained relatively flat when compared with the fourth quarter of 2018;
•	Deposits increased $8.2 million to $622.2 million for the fourth quarter compared with the prior quarter and decreased $13.4 million when compared with the fourth quarter of 2018;
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., January 21, 2020 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.6 million, or $0.41 per diluted share for the quarter ended December 31, 2019, compared with $2.1 million, or $0.54 per diluted share for the prior quarter and $1.6 million or $0.42 per diluted share for the fourth quarter of 2018.  For the twelve months ended December 31, 2019, net income was $6.8 million, or $1.80 per diluted share compared with $6.1 million, or $1.62 per diluted share for the twelve months ended December 31, 2018.

For the quarter ended December 31, 2019, the Company’s return on average equity (ROE) and return on average assets (ROA) were 9.35% and 0.85%, respectively, compared with 12.46% and 1.14% for the prior quarter, respectively, and 10.58% and 0.92%, for the fourth quarter of 2018, respectively.  For the twelve months ended December 31, 2019, ROE and ROA were 10.64% and 0.96%, respectively, compared with 10.64% and 0.92%, respectively, for the twelve months ended December 31, 2018.

Marc Bogan, President and CEO said, “The Fauquier Bank achieved record earnings in 2019 as a result of strong revenue growth, solid expense management, and improved credit quality. Our goal continues to be enhancing the Bank’s financial performance, and we are encouraged by the continued earnings improvement; however, we recognize the importance of growing loans and deposits in order to sustain the profitability trends. We believe we are positioned to grow earning assets in the coming year; and this growth combined with our focus on efficiency improvements, will result in continued financial progress and added shareholder value.”

Total assets were $722.2 million on December 31, 2019 compared with $726.3 million for the prior quarter and $730.8 million on December 31, 2018.  Net loans increased $5.2 million to $545.0 million on December 31, 2019 compared with the prior quarter and remained relatively flat compared with December 31, 2018.  Total deposits were $622.2 million on December 31, 2019 compared with $614.0 million for the prior quarter and $635.6 million on December 31, 2018.  Low cost transaction deposits (demand and interest checking accounts) were $366.0 million on December 31, 2019 compared with $354.5 million for the prior quarter and $392.6 million on December 31, 2018.

Net interest margin was 3.65% for the fourth quarter of 2019 compared with 3.73% for the prior quarter and 3.79% for the fourth quarter of 2018.  Net interest income was $6.2 million for the fourth quarter of 2019, relatively unchanged when compared with the prior quarter and $6.1 million for the fourth quarter of 2018.  The increase in net interest income for the twelve months ended December 31, 2019 benefited largely from loan growth during the last part 2018 as well as reduced deposit expense.  Net interest margin for the twelve months ended December 31, 2019 and 2018 was 3.74% and 3.81%, respectively.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, there was $91,000 in provision for loan losses for the fourth quarter compared with no provision for loan losses for the prior quarter and the fourth quarter of

2018.  This resulted in the allowance for loan losses of $5.2 million or 0.95% of total loans on December 31, 2019 compared with $5.4 million or 0.99% of total loans for the prior quarter and $5.2 million or 0.94% of total loans on December 31, 2018.

Nonperforming assets were $6.5 million on December 31, 2019, compared with $6.7 million for the prior quarter and $7.9 million on December 31, 2018.  Included in nonperforming assets for the quarter were $5.1 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan charge-offs were $259,000 for the fourth quarter of 2019 compared with $14,000 and $38,000 for the prior quarter and fourth quarter of 2018, respectively.

Noninterest income was $1.5 million in the fourth quarter of 2019, compared with $1.6 million for the prior quarter and $1.3 million for the fourth quarter of 2018.  Noninterest income for the twelve months ended December 31, 2019 and 2018 was $6.0 million, relatively unchanged when compared with the twelve months ended December 31, 2018.  While noninterest income for the twelve months ended December 31, 2019 remained flat in comparison with December 31, 2018, excluding net gains on securities and net gains/losses on the disposal of assets, noninterest income increased 8.9% which is primarily attributable to service charge income.

Noninterest expense for the fourth quarter of 2019 was $5.8 million compared with $5.4 million for the prior quarter and $5.6 million for the fourth quarter of 2018.  Noninterest expenses increased in the fourth quarter of 2019 largely due to prepayment penalties on the early extinguishment of higher interest rate debt.  Noninterest expense for the twelve months ended December 31, 2019 and 2018 was $22.5 million and $22.2 million, respectively.

Shareholders’ equity was $67.1 million on December 31, 2019 compared with $66.0 million for the prior quarter and $60.0 million on December 31, 2018.  Book value per common share was $17.74 on December 31, 2019 compared with $17.43 for the prior quarter and $15.90 on December 31, 2018.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, the value of the collateral securing loans in the portfolio, demand for loan products, deposit flows, the level of net charge-offs on loans and the adequacy of the allowance for loan losses, competition, demand for financial services in the Company’s market area, the Company’s plans to increase market share, mergers, acquisitions and dispositions, cybersecurity threats or attacks, and tax and accounting principles, policies and guidelines.. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
EARNINGS STATEMENT DATA:
Interest income	$7,350	$7,362	$7,279	$7,179	$7,094
Interest expense	1,108	1,171	1,195	1,046	1,042
Net interest income	6,242	6,191	6,084	6,133	6,052
Provision for loan losses	91	-	205	50	-
Net interest income after provision for loan losses	6,151	6,191	5,879	6,083	6,052
Noninterest income	1,486	1,610	1,400	1,480	1,263
Noninterest expense	5,810	5,419	5,509	5,718	5,612
Income before income taxes	1,827	2,382	1,770	1,845	1,703
Income taxes	255	330	206	213	130
Net income	$1,572	$2,052	$1,564	$1,632	$1,573

PER SHARE DATA:
Net income per share, basic	$0.42	$0.54	$0.41	$0.43	$0.42
Net income per share, diluted	$0.41	$0.54	$0.41	$0.43	$0.42
Cash dividends	$0.125	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,784,447	3,784,934	3,784,934	3,778,895	3,773,836
Weighted average shares outstanding, diluted	3,789,073	3,790,846	3,793,966	3,788,910	3,779,289
Book value	$17.74	$17.43	$16.94	$16.41	$15.90
BALANCE SHEET DATA:
Total assets	$722,171	$726,339	$717,528	$700,502	$730,805
Loans, net	$544,999	$539,832	$538,593	$539,672	$544,188
Securities, including restricted investments	$81,799	$75,128	$74,310	$72,344	$74,124
Deposits	$622,155	$614,000	$607,256	$592,358	$635,638
Transaction accounts (demand & interest checking accounts)	$366,023	$354,534	$351,891	$346,687	$392,583
Shareholders' equity	$67,123	$65,976	$64,106	$62,133	$60,007
PERFORMANCE RATIOS:
Net interest margin (1)	3.65%	3.73%	3.73%	3.89%	3.79%
Return on average assets	0.85%	1.14%	0.89%	0.96%	0.92%
Return on average equity	9.35%	12.46%	9.94%	10.83%	10.58%
Efficiency ratio (2)	74.69%	69.11%	73.16%	75.41%	76.29%
Yield on earning assets	4.29%	4.43%	4.46%	4.55%	4.44%
Cost of funds	0.67%	0.73%	0.76%	0.69%	0.67%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
ASSET QUALITY RATIOS:
Nonaccrual loans	$989	$1,941	$2,278	$1,969	$1,993
Restructured loans still accruing	2,471	2,518	2,979	3,319	3,361
Loans 90+ days past due and accruing	1,636	867	484	1,163	1,227
Total nonperforming loans	5,096	5,326	5,741	6,451	6,581
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$6,452	$6,682	$7,097	$7,807	$7,937

Allowance for loan losses	$5,227	$5,395	$5,409	$5,281	$5,176
Allowance for loan losses to total loans	0.95%	0.99%	0.99%	0.97%	0.94%
Nonaccrual loans to total loans	0.18%	0.36%	0.42%	0.36%	0.36%
Allowance for loan losses to nonperforming loans	102.57%	101.30%	94.22%	81.86%	78.65%
Nonperforming loans to total loans	0.93%	0.98%	1.06%	1.18%	1.20%
Nonperforming assets to total assets	0.89%	0.92%	0.99%	1.11%	1.09%
Net loan charge-offs (recoveries)	$259	$14	$77	$(55)	$38
Net loan charge-offs (recoveries) to average loans	0.05%	0.003%	0.01%	(0.01)%	0.01%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

(Dollars in thousands, except per share data)	For the Twelve Months Ended,
	December 31, 2019	December 31, 2018
EARNINGS STATEMENT DATA:
Interest income	$29,170	$26,698
Interest expense	4,520	3,233
Net interest income	24,650	23,465
Provision for loan losses	346	507
Net interest income after provision for loan losses	24,304	22,958
Noninterest income	5,974	6,074
Noninterest expense	22,454	22,151
Income before income taxes	7,824	6,881
Income taxes	1,004	746
Net income	$6,820	$6,135

PER SHARE DATA:
Net income per share, basic	$1.80	$1.63
Net income per share, diluted	$1.80	$1.62
Cash dividends	$0.485	$0.48
Weighted average shares outstanding, basic	3,783,322	3,772,421
Weighted average shares outstanding, diluted	3,790,718	3,779,366

PERFORMANCE RATIOS:
Net interest margin (1)	3.74%	3.81%
Return on average assets	0.96%	0.92%
Return on average equity	10.64%	10.64%
Efficiency ratio (2)	73.05%	76.68%

Net loan charge-offs	$295	$425
Net loan charge-offs to average loans	0.05%	0.08%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.